Exhibit 2.29

Ref: 423084

3 April 2017

ASX Market Announcements
Australian Securities Exchange
20 Bridge Street
SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

BONDHOLDER AND NEDBANK STANDSTILL – CORRECTION

Paladin Energy Limited (Paladin or the Company) (ASX:PDN / TSX:PDN) refers its announcement made this morning (3 April 2017) regarding the Bondholder and Nedbank Standstill.  The announcement had the percentage of bondholders the wrong way around.  Consistent with Paladin’s announcement on 23 March 2017, the bondholders subject to standstills agreed previously with the Company are actually 75.1% of holders of 2017 Convertible Bonds and 86.6% of holders of 2020 Convertible Bonds.  These standstills remain effective.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366 Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au